Exhibit 10.4

LEASE CONTRACT

This Lease Contract made and entered into by and between:

NTT MANUFACTURING CORP., a domestic corporation duly organized and existing under the laws of the Republic of the Philippines, with principal business address at Barangay Malibay San Miguel Bulacan, represented by its, Manager, PATRICIA G. TOLENTINO, hereinafter to as the LESSOR.

-and-

DL METAL CORPORATION, a domestic corporation duly organized and existing under the laws of the Republic of the Philippines, with principal business address at Barangay Pulo, San Rafael Bulacan represented by its Chairman, HUAJUN YAN, hereinafter to as the LESSEE.

WITNESSETH:

WHEREAS, the LESSOR is the absolute and registered owner of industrial lot and improvements located at Barangay Malibay San Rafael Bulacan, containing an aggregate lot area of Fifty Thousand Two Hundred Sixty Two Square Meters (50,262 m2 ) herein referred to as the “PROPERTY”, it being understood that the same shall include all improvements which may be introduced thereon.

WHEREAS, the LESSEE above named desires to lease the above-described property from the LESSOR and the LESSOR is willing to lease the premises to the said LESSEE.

For and in consideration of the rentals and of the mutual covenants and stipulations herein set forth, the parties hereto have agreed, and by these presents do hereby agrees as follows:

1.	That the LESSOR, hereby let and lease to the LESSEE a certain portion of industrial lot and improvements located at Barangay Pulo, San Rafael Bulacan, containing an aggregate lot area of Fifty Thousand Two Hundred Sixty Two Square Meters (50,262 m2 ).

2.	This lease shall be for a period of (5 years) beginning January 1, 2022 and ending December 31,2026 subject to terms and conditions mutually agreed by the parties. Should the LESSEE terminate the sublease before the expiration of the term, the SUBLESSEE should notify the LESSOR at least thirty (30) days before the intended date of termination.

3.	The LESSEE shall pay the LESSOR monthly rental for the year 2022 and 2023 the amount of FIVE HUNDRED THOUSAND PESOS (500,000.00) and will fully pay before June 30,2024 the amount of TWELVE MILLION (P12,000,000.00) Pesos. For the year 2024 the monthly rental shall be the amount EIGHT HUNDRED THOUSAND PESOS (800,000.00) and will fully pay before December 31,2024 the amount of NINE MILLION SIXHUNDRED THOUSAND (9,600,000.00). And for the year 2025 and 2026 the monthly rental shall be the amount of (1,000,000.00).The LESSEE shall issue twenty four (24) postdated cheques starting January 2025, to wit:

Year	Amount	Date of Payment	Up To
1st year (2022-2023)	P 12,000,000.00	January 2024	June 2024
2nd year (2024)	P 9,600,000.00	July 2024	December 2024
3rd year (2025-2026)	P 24,000,000.00	January 2025	December 2026

4.	The LESSEE shall make a guaranty deposit equivalent to three (3) months rental. Said deposit shall be increased correspondingly to the monthly rental, to answer for the damages and other monetary obligations resulting from the LESSEE’S violation of any of the provision of this contract. It is understood however that the LESSEE’S liability to such breach of his obligations under this contract is not limited to the said sum. Said deposit is without interest, shall be refunded only upon expiration of the period of lease.

5.	The LESSEE should use the land solely for business purposes only. Any and all improvements made on the land, with or without the written consent of the LESSOR, during the existence of this Contract, shall automatically become the property of the LESSOR upon expiration of this Contract, without any right on the part of the LESSEE to claim for reimbursement. The LESSEE shall allowed to sublease a portion of the leased area with the approval of the lessor. A written request should be submitted.

6.	The LESSEE shall comply with any and all reasonable rules and safety regulation which may be promulgated from time to time by the LESSORS and with the rules, regulations, ordinances and laws, made by the health or other duly constituted local or national authorities arising from the use, occupancy and sanitation of the leased premises

7.	All the tax about the building and land will pay by the LESSOR. All the taxes about the business will pay by the LESSEE.

8.	Upon termination of the ease or cancellation hereof in case of breach the LESSEE shall surrender peacefully and voluntarily the possession of the leased premises to the LESSORS. In that case, all permanent improvements introduced by the LESSEE on the leased premises are left in the premises without reimbursement.

9.	The failure of the LESSORS to insist upon the strict performance of any term, covenant, or condition hereof shall not deemed a relinquishment or waiver of any right or remedy the LESSORS may have nor shall it be construed as waiver of any subsequent breach or default of the terms and conditions hereof. They shall continue to be in full force and effect.

10.	The LESSEE agrees that all the covenants and agreement herein contained shall be deemed conditions and that if default or breach be made of any such covenants and conditions then this lease, at the discretion of the LESSORS, may be terminated and cancelled forth with, and the LESSEE shall be liable for all the damages, actual and consecutive, resulting from such default and termination.

11.	It is the essence of this contract that payment of the rentals shall be prompt and regular as when fall due, it being expressly agreed that failure to pay for three(3) consecutive months shall automatically render this contract null and void and the LESSEE hereby undertake to vacate the premises voluntarily within ten (10) days from default without the need of any express demand.

12.	Any violation of any of the above terms and conditions shall produce ipso facto the Rescission of this contract of lease and shall entitle the LESSORS to eject the LESSEE and take possession of the premises subject matter of this lease. In case of court litigation, the LESSEE agrees to pay additional sum for the attorney’s fee and other damages.

The parties further hereto agree that subject to special laws to the contrary, all actions and controversies that may arise under this agreement shall be exclusively brought before the proper court in the City of Manila, each party hereby expressly waiving any other venue.

IN WITNESS WHEREOF, the parties hereto set their hands in San Rafael Bulacan Philippines, this day January 1, 2022.

NTT MANUFACTURING CORPORATION		DL METAL CORPORATION

By:	/s/ Patricia G. Tolentino	By:	/s/ Huajun Yan

PATRICIA G. TOLENTINO		HUAJUN YAN
Manager		Chairman
Lessor		Lessee

Signed in the presence of: